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Exhibit 10.12

REAL ESTATE CONTRACT
[Memphis Portfolio]

ARTICLE 1: GENERAL PROVISIONS

        1.1   Contract. Subject to the terms and conditions of this Real Estate Contract (this "Contract"), PANATTONI DEVELOPMENT COMPANY, LLC together with those persons and/or entities listed on the attached Exhibit A (collectively, "Seller") agrees to sell to DIVIDEND CAPITAL OPERATING PARTNERSHIP LP, a Delaware limited partnership ("Purchaser") and Purchaser agrees to purchase from Seller, those certain distribution/industrial warehouse facilities located in Memphis, Shelby County, Tennessee, consisting of the following (each a "Property" and collectively, the "Properties"): (i) the real property described in Exhibit B attached hereto, together with all improvements and fixtures (the "Improvements") located thereon (collectively, the "Real Property"); (ii) the leasehold interest of certain of the Sellers as ground lessee under leases with The Industrial Development Board of the City of Memphis and County of Shelby, Tennessee ("IDB") (the "Ground Leases"); (iii) the landlord's interest in all leases of the Property and guaranties thereof, including any such leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Contract (the "Leases") in effect as of Closing; and (iii) the tangible personal property ("Tangible Personal Property"), if any, and intangible personal property ("Intangible Personal Property") located on or related to the Property as of the Effective Date (subject to Article 4 below) being all personal property related to the Real Property including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including a non-exclusive right to use the name "Southpoint" and "Eastpark"; the plans and specifications and other architectural and engineering drawings for the Improvements; warranties and guaranties; contract rights related to the construction, operation, ownership or management of the Real Property (but only to the extent Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Contract); governmental permits, approvals and licenses (to the extent assignable); all records relating to the Property subject to the limitations set forth in Article 6.6; and all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and Seller's interest in any such property leased by Seller, now or hereafter located in and used in connection with the operation, ownership or management of the Property.

        1.2   Purchase Price: The total purchase price to be paid to Seller by Purchaser for the Properties shall be ONE HUNDRED TWENTY-EIGHT MILLION FIFTEEN THOUSAND and No/100 DOLLARS ($128,015,000.00) which includes assumption by Purchaser of the existing mortgage indebtedness on certain of the Properties as set out on the attached Exhibit C. The Purchase Price has been allocated to the individual Properties as provided in Exhibit C (the "Purchase Price"). Provided that all conditions precedent to Purchaser's obligations to close as set forth in this Contract have been satisfied and fulfilled, or waived in writing by Purchaser, the Purchase Price for each property shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, including all Earnest Money (hereinafter defined) credited against the Purchase Price, by federal wire transfer of immediately available funds. Seller will give Purchaser a credit of up to $250,000.00 at the Closing of Shelby 5, and up to $45,000.00 at the closing of Eastpark II for roof repairs. Purchaser's Roof Survey Reports are attached hereto as Exhibit J and Exhibit K, respectively. Purchaser will give Seller the opportunity to competitively bid the roof repair, and perform the repair work, in which case Purchaser would not receive a credit and all work must be performed to Purchaser's satisfaction. If Seller does not perform the repairs, if Seller and Purchaser are unable to agree on the amount to be credited for the repairs, the amounts stated in the construction contracts which are a part of the exhibits shall be credited, not to exceed the amounts previously stated above. If Purchaser receives reimbursement for any part of the repair work from the tenant occupying either of those Properties, then Purchaser shall remit same to Seller.

        1.3   Title Company and Escrow Agent: The Title Company and Escrow Agent for this transaction shall be Fidelity National Title Company, 8801 Folsom Boulevard, Suite 210, Sacramento, California, 95826, Attn: Marja Nickel, Sr. Escrow Officer. The Title Insurance to be delivered to Purchaser in this transaction shall be written on Chicago Title Insurance Company policies, issued through Fidelity National Title Company's Sacramento office.

        1.4   Effective Date: This Contract is executed as of December 23, 2004 (the "Effective Date").

        1.5   Inspection Period: The "Inspection Period" began on or about the last week in November, 2004, and will end on Thursday, December 23, 2004, at 5:00 P.M. PST.

        1.6   Closing Date: The "Closings" shall occur in accordance with the following "Closing Agenda":

Technicolor II ("First Closing")	January 16, 2005; $250,000 of the Deposit will be applied to Purchase Price of this Property at Closing.
Shelby 4 & 5 ("Second Closing")
The later of February 15, 2005 or the date that the Purchaser is approved to assume both the "Legacy Loan" as to Shelby 4 and the "Prudential Loan" as to Shelby 5, not to exceed an outside date of April 15, 2005; $500,000 of the Deposit will be applied to Purchase Price of this Property at Closing.
Shelby 19 ("Third Closing")
The later of March 15, 2005 or the date that Purchaser is approved to assume the "State Farm Loan", not to exceed an outside date of April 15, 2005; $750,000 of the Deposit will be applied to Purchase Price of this Property at Closing.
Eastpark I & II, Shelby 18 ("Fourth Closing")	April 15, 2005. The final $2,000,000 of the Deposit will be applied to the Purchase Price of these Properties at Closing.

Each Closing shall be accomplished through an escrow account established with the Escrow Agent.

        1.7   Deposit of Earnest Money. Purchaser deposited $500,000.00 (the "Initial Earnest Money Deposit") upon the execution of the letter of intent dated November 30, 2004 between Panattoni Development Company, LLC and Dividend Capital Trust. Within one (1) business day after the Effective Date, Purchaser shall deposit $500,000.00 in cash (the "Second Earnest Money Deposit") with Escrow Agent. If Purchaser does not terminate this Contract as permitted by Section 2.3 hereof, then not later than Monday December 27, 2004, Purchaser shall deposit with Escrow Agent the additional sum of $2,500,000.00 (the "Third Earnest Money Deposit"). The Initial Earnest Money, the Second Earnest Money Deposit, and the Third Earnest Money Deposit, if any, together with any interest earned thereon shall be collectively referred to herein as the "Earnest Money" or the "Deposit". The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in Exhibit D. Provided such supplemental escrow instructions are not in conflict with this Contract as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Contract. The Earnest Money shall be applied to the Purchase Price in accordance with the Closing Agenda set forth in Section 1.6 above. In the event Purchaser does not close on any Property pursuant to Paragraphs 4.6, 5.1, 5.2, 9.3 or 10.21 hereof, the Deposit(s) applicable to the failed Closing(s) will be added to the Deposit for the remaining Closing(s) and shall be credited at the remaining Closings on a prorated basis based on the individual Purchase Price of each Property as the numerator, and the total of all remaining individual Purchase Prices as the denominator. Should the Purchaser terminate the Contract pursuant to Paragraphs 4.6, 5.1, 5.2 or 9.3 hereof at the Fourth Closing, then all uncredited Earnest Money will be returned to Purchaser.

ARTICLE 2: INSPECTION

        2.1   Property Information. Seller has delivered to Purchaser the information described in Exhibit E (the "Property Information") and Purchaser acknowledges receipt of such Property Information. During the pendency of this Contract, Seller shall provide Purchaser with any material document described above and coming into Seller's possession or produced by or for Seller after the initial delivery of the Property Information. If this Contract terminates for any reason other than Seller's default hereunder, Purchaser shall promptly return the Property Information to Seller.

        2.2   Inspections. Commencing on the Effective Date, at its sole cost and expense, and on not less than 24 hours' prior notice (verbal or otherwise) to Frances Jones of the Memphis Office of Seller's property manager, Purchaser shall have reasonable access during normal business hours to the Properties and any office where records of the Properties are kept for the purpose of reviewing and copying books and records and other materials relating to the Properties and conducting inspections and tests, including surveys and architectural, engineering, geotechnical and environmental inspections and non-invasive tests. Invasive tests shall require the prior written consent of Seller, not to be unreasonably withheld. Purchaser's access to the Properties shall be subject to the rights of the tenants under their respective Leases. In connection with its due diligence investigations, Purchaser or Purchaser's representatives may meet with or contact building officials and governmental authorities, parties to Service Contracts and other agreements, the property management personnel, and may conduct interviews with Tenants and a walk through of the Properties. Tenant interviews shall be scheduled by Purchaser during the Inspection Period on dates and times convenient to Seller and the applicable tenants. In conducting any inspections or tests of the Properties, Purchaser shall keep the Properties free and clear of any liens arising from work performed on behalf of Purchaser. Purchaser shall restore the Properties to substantially the same condition as existed prior to the tests and inspections, and shall defend, indemnify and hold Seller harmless from and against any claims and liabilities asserted against Seller arising out of Purchaser's, its agent's, contractor's and consultant's inspections; provided, however, the indemnity shall not extend to claims or liabilities arising out of the discovery of any existing Properties' condition. Prior to entering upon the Properties, Purchaser and each engineer, surveyor and other professional engaged by Purchaser to assist in Purchaser's inspections shall provide Seller with evidence through certificates of insurance that Purchaser and each such professional engaged by Purchaser has in force comprehensive general public liability insurance (including automobile and contractual liability endorsements) against claims for personal injury or death and property damage occasioned by accidents occurring upon, in or about the Properties. Such insurance in each case shall afford protection to the limit of not less than Two Million Dollars ($2,000,000.00) combined single limit and Seller shall be named as an additional insured thereunder. The requirement for Purchaser's vendors and consultants is One Million Dollars ($1,000,000.00). At Purchaser's request and expense, Seller shall cause a roof inspection of the Improvements to be completed prior to the expiration of the Inspection Period in order to allow for a proper assignment by Seller to Purchaser at Closing of any warranties with respect to the roof.

        2.3   Absolute Termination Right. Purchaser shall have through the last day of the Inspection Period in which to examine, inspect, and investigate the Properties and, in Purchaser's sole and absolute judgment and discretion, determine whether the Properties are acceptable to Purchaser and obtain all necessary internal approvals. Notwithstanding anything to the contrary in this Contract, Purchaser may terminate this Contract for any reason or no reason by giving written notice of termination to Seller (the "Inspection Termination Notice") on or before the last day of the Inspection Period. If Purchaser does not give an Inspection Termination Notice, this Contract shall continue in full force and effect, and Purchaser shall be deemed to have waived its right to terminate this Contract pursuant to this Section 2.3. Provided that Purchaser has not terminated this Contract pursuant to the terms of this paragraph, after the expiration of the Inspection Period, the Earnest Money shall be non-refundable to Purchaser except as provided in Paragraph 1.7. Purchaser may not terminate as to any individual Property but must either terminate this Contract or accept all of the Properties as a group, subject to Sections 4.6, 5.1.10, 9.2 and 9.3 hereof.

        2.4   Service Contracts and Property Management Agreement. On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and which Service Contracts Seller shall terminate at or prior to Closing. Seller shall pay any termination fees or other charges necessary to terminate as of or prior to Closing any such Service Contracts which Purchaser does not agree to assume. In any event, Seller shall terminate, at its sole cost and expense, effective as of the Closing, and Purchaser shall not assume, the Property Management Agreements currently in effect with respect to the Property.

ARTICLE 3: TITLE REVIEW AND APPROVAL

        3.1   Title Review. Seller has delivered to Purchaser a current preliminary title commitment (such commitment, as it may be amended, supplemented and updated, the "Preliminary Title Commitment") issued by the Title Company, in the amount of the Purchase Price, with Purchaser as the proposed insured, together with legible copies of all documents of record referred to in the Preliminary Title Commitment as exceptions to title to the Properties (the "Title Documents"), and copies of Uniform Commercial Code, judgment and tax lien searches ("Searches") in the name of Seller and the Properties issued by the Title Company or a search company acceptable to Purchaser. Seller shall obtain and deliver to Purchaser at Seller's cost and not later than ten (10) business days prior to the expiration of the Inspection Period, new surveys of the Properties, or revise, modify, or re-certify Seller's existing surveys ("Surveys"), using the certification form attached hereto as Exhibit F. During the Inspection Period, Purchaser shall review title to the Properties as disclosed by the Preliminary Title Commitment, the Searches and the Survey. The Properties shall be conveyed free and clear of monetary liens, security interests, and claims of liens or security interests (other than the lien for non-delinquent taxes and except for the mortgage indebtedness to be assumed by Purchaser as provided in Section 1.2 and shown on Exhibit C), and Seller shall remove at Closing (i) all such liens and security interests and (ii) any exceptions to title that arise after the effective date of the initial Preliminary Title Commitment delivered to Purchaser, with the exception of the amendments to the CCRs (see Paragraph 3.4). With respect to any other title exceptions, Seller shall cooperate with Purchaser to remove such exceptions to which Purchaser objects, but, unless Seller otherwise agrees in writing, Seller shall have no obligation to remove such exceptions. The term "Permitted Exceptions" means those specific exceptions in the Preliminary Title Commitment as of the end of the Inspection Period other than those that Seller is required or has agreed to remove, any real estate taxes not yet due and payable, and rights of Tenants under the Leases as tenants only, without any right to purchase. In addition, Permitted Exceptions shall include such access rights and utility easements as may be retained by Seller for the benefit of any adjoining property owned by Seller ("Seller Access and Easement Rights"). Seller and Purchaser will work cooperatively to establish mutually acceptable Seller Access and Easement Rights. This obligation shall survive Closing. Purchaser has not received the Shelby 18 Parking Lot, nor Shelby 5 Parking title and survey information. Seller agrees to deliver such to Purchaser by January 5, 2005. Seller shall also respond by January 5, 2005 to Purchaser's objection letters received by Seller on December 23, 2004. Purchaser then has until January 11, 2005 to review, comment and approve any such new deliveries so that the parties may agree on the Permitted Exceptions.

        3.2   Title Policy Condition. Purchaser shall not be obligated to close this transaction unless, as a condition benefiting Purchaser only, upon the sole condition of payment of the premium, at Closing, the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner's Policy of title insurance, with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted), dated as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, free and clear of liens, subject only to the Permitted Exceptions, and containing the endorsements that the Title Company agreed to issue during the Inspection Period (the "Title Policy")

        3.3   Owner's Affidavit. At the Closing, Seller shall execute and deliver to the Escrow Agent an ALTA statement sufficient for the Title Company to issue the Title Policy, a standard gap indemnity, and any other document or undertaking required to cure or remove the exceptions to title that Seller is obligated to cure or remove or that Seller has agreed to cure or remove as a part of the title review process pursuant to Section 3.1.

        3.4   CCRs. If the Properties are subject to a declaration of covenants, conditions and restrictions or similar instrument ("CCRs") governing or affecting the use, operation, maintenance, management or improvement of the Properties Seller shall (i) use commercially reasonable efforts to, at the Closing, deliver to Purchaser estoppel certificate(s), in form and substance satisfactory to Purchaser, from the declarant, association, committee, agent or other person or entity having governing or approval rights under the CCRs ("CCR Signatory") and (ii) at Closing deliver a recordable assignment, in form and substance satisfactory to Purchaser, assigning any and all developer, declarant or other related rights or interests of Seller (or any affiliate of Seller) in or under the CCRs, if Seller (or such affiliate) holds such rights or interests. Notwithstanding any of the foregoing to the contrary, to the extent that Seller is the declarant or directly or indirectly controls the association, committee, agent or other person or entity having governing approval rights under the CCRs, Seller shall at closing deliver to Purchaser the estoppel certificate(s). Further, at or prior to Closing, Seller shall use commercially reasonable efforts to cause amendments to the CCRs for Southpoint Distribution Park and Eastpark Distribution Center to be recorded in the Shelby County Register's Office prior to Closing of any of the Properties in either of those parks. Seller has provided Purchaser with the form of the amendments for Purchaser's review and approval, which approval shall be given on or before January 7, 2005.

ARTICLE 4: COVENANTS

        4.1   Operation of Properties. Seller shall operate and manage the Properties in the same manner in which it is being operated as of the Effective Date, maintaining present services, and shall maintain the Properties in good repair in a manner consistent with Seller's past practices with respect to the Properties (it being the intention of the parties that Seller deliver the Properties at Closing in substantially the same condition as exists on the Effective Date, reasonable wear and tear and damage by casualty or condemnation excepted (subject to the terms and conditions of Sections 9.2 and 9.3 below), but fully subject to and without affecting the "AS-IS" provisions set forth in Section 8.4 below); and shall perform, when due, all of Seller's obligations under the Leases, the Service Contracts and the other agreements relating to the Properties and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Properties. Except as otherwise specifically provided herein, at Closing, Seller shall deliver the Properties in substantially the same condition as exists on the Effective Date, reasonable wear and tear and damage by casualty or condemnation excepted (subject to the terms and conditions of Sections 9.2 and 9.3 below). No Tangible Personal Property shall be removed from the Properties, unless replaced by Tangible Personal Property of equal or greater utility and value.

        4.2   New Contracts. From the Effective Date through the Closing, without Purchaser's prior written consent, Seller will not enter into, amend, terminate, waive any default under or grant concessions regarding any contract that will be an obligation affecting the Properties subsequent to the Closing, except (i) contracts entered into in the ordinary course of business that are terminable without cause on not more than 30 days' prior notice without the payment of any termination fee and (ii) contracts to the extent necessary to comply with applicable law or Lease requirements; (provided that in either case, Seller promptly shall furnish to Purchaser copies of any such contracts so entered into by Seller).

        4.3   Exclusivity. From the Effective Date through the Closing, Seller will not negotiate with any third party the sale or other disposition of any of the Properties, or enter into any contract (whether binding or not) regarding any sale or other disposition of the Properties. The foregoing shall not, however, prohibit Seller from receiving and responding to unsolicited offers or inquiries in a businesslike manner.

        4.4   Operating Expenses. Excluding operating expenses that tenants are obligated to pay directly and any work not contracted for by Seller, Seller shall pay all operating expenses of the Properties as the same become due for the period up to the Closing Date, and all valid bills rendered by contractors, laborers and materialmen performing work upon or furnishing materials to the Properties.

        4.5   Leasing. From the Effective Date through the Inspection Period, Seller may amend, extend, terminate, waive any default under, grant concessions regarding, incur any obligation for leasing commissions or enter into any Lease ("Leasing Activity"), provided however, that in the event that Purchaser elects to terminate this Contract based on any Leasing Activity which occurs after the Effective Date but prior to the expiration of the Inspection Period, in addition to the full Earnest Money deposit (together with all interest earned thereon) being promptly refunded to Purchaser, Seller shall reimburse Purchaser for Purchaser's actual out-of-pocket third party costs incurred by Purchaser in connection with its due diligence review, inspections and evaluations of the Property, in an amount not to exceed SEVENTY FIVE THOUSAND AND NO/100 DOLLARS ($75,000.00). Seller shall promptly notify Purchaser of all Leasing Activity that occurs prior to the end of the Inspection Period, and shall provide Purchaser with any documentation relating to such Leasing Activity as Purchaser may request. From the expiration of the Inspection Period through the Closing, Seller shall not engage in any Leasing Activity unless Purchaser has given its prior written consent. Purchaser may withhold or delay its consent to any such Leasing Activity which is to occur after Expiration of the Inspection Period. Seller shall provide Purchaser with all material information related to each request for consent, or notice of intent to engage in Leasing Activity including the lease form (if available), lease terms, leasing commissions, tenant improvement obligations and other lease procurement costs, description of the proposed tenant's business, and the proposed tenant's financial statements or a Dunn & Bradstreet credit report.

        4.6   (a) Estoppel Certificate. After expiration of the Inspection Period and in the event Purchaser does not give a Termination Notice as permitted by Section 2.3, Seller shall use commercially reasonable efforts to obtain not later than five (5) business days prior to the Closing Date, estoppel certificates, dated no earlier than 30 days prior to Closing ("Estoppel Certificates"), from each tenant and any subtenant occupying the Properties under a Lease ("Tenants"), substantially in the form attached to this Contract as Exhibit G and certified to Purchaser and any and all other parties required by Purchaser during the Inspection Period (the "Purchaser's Form Certificate"); provided, however, that in the event that Seller is unable to obtain the Purchaser's Form Certificate from any Tenant, Seller shall use reasonable and good faith efforts to obtain from that Tenant an Estoppel Certificate in the form required by that Tenant's respective Lease or is otherwise commercially reasonable in form. Purchaser's obligation to close this transaction as to each Property is subject to the condition that (i) Purchaser has timely received an Estoppel Certificate in a commercially reasonable form, from each and every Tenant of that Property, consistent with the Rent Roll included in the initial delivery of the Property Information, and disclosing no outstanding default, dispute or controversy, and (ii) the Leases with respect to that Property shall be in full force and effect and no material default, dispute or controversy shall exist or have arisen under any Leases that was not specifically disclosed in the Property Information. If Seller should fail to deliver to Purchaser a commercially reasonable Estoppel Certificate from any tenant prior to Closing, despite Seller's good faith efforts, then the Closing on that particular Property shall be extended for no more than sixty (60) days for Seller to deliver to Purchaser an Estoppel Certificate from the applicable tenant or subtenant. If Seller is unable to deliver said Estoppel Certificate within fifty (50) days, then Purchaser shall have the right to (i) waive the requirement and close, (ii) terminate the Contract as to that particular Property, or (iii) accept Seller's Estoppel Certificate if Seller elects to provide one. Such Seller's Estoppel shall be limited to representations regarding the term, commencement and expiration dates, square footage, amount of rent and Seller's knowledge of defaults and such other representations as the parties shall mutually agree upon. The Seller's Estoppel will no longer be binding on Seller upon receipt by Purchaser of a Tenant Estoppel for the Property in question. If Seller elects to provide a Seller's Estoppel, then Purchaser is obligated to close that Property provided all other conditions set forth herein are met. If Seller elects not to provide a Seller Estoppel, then Purchaser may elect to either (i) close without the Estoppel Certificate from such tenant or (ii) terminate its obligation to purchase hereunder as to the particular Property in which such tenant's space is located; provided, however, Purchaser shall not be entitled to any other remedy in law or equity, including specific performance or monetary damages and may not terminate its obligations to purchase the remaining Properties by reason of such failure to obtain an Estoppel Certificate as to any particular Property.

        (b)   Subordination, Non-disturbance Agreements. Provided Purchaser does not give a timely Termination Notice as permitted by Section 2.3, and if required by the lender, Seller shall also use commercially reasonable efforts to obtain a commercially reasonable subordination, non-disturbance and attornment ("SNDA") from each Tenant of the Shelby 4, Shelby 5, Shelby 18 and Shelby 19 Properties within the time frames relative to the Closing Date for such Properties as provided in 4.6(a) above. Purchaser's obligation to close this transaction with respect to said Properties is subject to the condition that Seller has timely delivered to Purchaser an SNDA in commercially reasonable form from each Tenant of Shelby 4, Shelby 5, Shelby 18 and Shelby 19. If Seller should fail to deliver to Purchaser a commercially reasonable SNDA from any Tenant of either Shelby 4, Shelby 5, Shelby 18 or Shelby 19 prior to Closing, despite Seller's good faith efforts, then the Closing for that Property shall be extended for no more than sixty (60) days for Seller to deliver to Purchaser an SNDA for the applicable tenant or subtenant. If Seller is unable to deliver said SNDA within said sixty (60) day period, then Purchaser may elect to: (i) close without the SNDA from such Tenant, or (ii) terminate Purchaser's obligation to purchase hereunder as to the particular Property (i.e., Shelby 4, Shelby 5, Shelby 18 or Shelby 19) in which such Tenant's space is located; provided, however, Purchaser shall not be entitled to any other remedy in law or equity, including specific performance or monetary damages and may not terminate its obligation to purchase the remaining Properties by reason of such failure to obtain an SNDA as to any particular Property.

        4.7   Maintenance of Insurance. From the Effective Date through the Closing, Seller shall continue to carry its existing insurance and shall not allow any breach, default, termination or cancellation of such insurance policies to occur or exist.

        4.8   Permits and Encumbrances. From the Effective Date through the Closing, Seller shall not: encumber the Properties or any of them, or create or modify any exceptions to title to the Property other than the amendment to CCRs as provided in Paragraph 3.4 above; initiate or consent to any action with respect to zoning or other Property entitlements or permits; or transfer, modify or otherwise dispose of any Intangible Personal Property that is to be assigned hereunder. With prior notice to Purchaser, giving Purchaser a fair opportunity to review and comment on any such proposed action, Seller may make dedications and grant easements to governmental agencies, as required in connection with development of adjoining property, provided such dedications or easements do not adversely impact the ownership and operation of the Properties or any of them.

        4.9   Reasonable Efforts. Seller and Purchaser shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, governmental authorities), to the transaction contemplated hereby, and to otherwise take such actions as may be necessary to effectuate transfer of the Property to Purchaser in accordance with this Contract.

ARTICLE 5: CONDITIONS AND REMEDIES

        5.1   Conditions. The obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be subject to the following conditions:

        5.1.1   Representations and Warranties. The other party's representations and warranties contained herein shall be true and correct as of the respective dates made and re-made, and, as a condition benefiting Purchaser only, any update to Seller's representations and warranties pursuant to this Contract does not disclose new facts that are material and adverse in relation to the applicable original representation and warranty;

        5.1.2   Covenants. As of the Closing Date, the other party shall have performed its covenants and obligations hereunder and all deliveries to be made by the other party at Closing have been tendered;

        5.1.3   Pending Actions. As a condition benefiting Purchaser only, at Closing there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Purchaser's reasonable discretion, materially and adversely affect the value or marketability of the Properties or any of them, or the ability of Purchaser to operate the Properties in the manner it is being operated on the Effective Date;

        5.1.4   Real Estate Taxes. As a condition benefiting Purchaser only, as of the Closing Date, there shall have been no actual or pending reassessment of the value of any of the Properties for the purpose of calculating real estate taxes, other than a reassessment in the ordinary course of general applicability;

        5.1.5   Zoning. As a condition benefiting Purchaser only, on the Closing Date, no proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) any of the Properties;

        5.1.6   Utilities. As a condition benefiting Purchaser only, on the Closing Date, no moratorium or proceeding shall be pending or threatened affecting the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities servicing the Properties or any of them;

        5.1.7   Physical Condition. As a condition benefiting Purchaser only, the physical condition of the Properties shall be substantially the same on the Effective Date as on the Closing Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of a casualty loss or proceeding in eminent domain, in which case the provisions of Article 9 shall govern;

        5.1.8   Proceedings. There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Contract or the consummation of the transactions contemplated hereby; and

        5.1.9   Loan Assumptions. Purchaser shall have received approval from each respective mortgagee of assumption by Purchaser of the existing mortgage loans listed on Exhibit C, and Seller shall have received assurances reasonably satisfactory to Seller from such mortgagees that upon assumption by Purchaser, Seller and any existing guarantors shall be released from all future liability under such mortgage loans as such liability may relate to the Property for matters first arising after the Closing. Purchaser will submit its "Assumption Applications" or equivalent to each of the Lenders for consideration by no later than Wednesday, January 19, 2005. If requested by Seller, and at no additional expense to Purchaser, Purchaser will work with Preferred Capital Advisors ("Seller's Mortgage Agent") to effect the assumption of the loans by the Purchaser and the release of the Seller from the loans. Seller will pay the fee for the Seller's Mortgage Agent. Purchaser will pay any and all costs associated with assuming the loan, including any loan assumption fees estimated to be on average one percent (1%) of the outstanding principal balance of each loan, in addition to appraisal and third party report costs, lender fees, including legal, mortgage tax costs and general loan closing costs. Regardless of the one percent estimate, Purchaser will be responsible for the total cost of assuming the loans, excepting: (x) direct Seller elected loan substitution costs associated with Seller's rights under the TIAA Loans for Eastpark I and II, (y) Seller legal costs associated with assisting the Purchaser in assuming the loans, and (z) the cost of Seller's Mortgage Agent.

        5.1.10   Rights of Refusal or Options to Purchase. Seller shall have given notice to any tenant holding a right of refusal with respect to any of the Properties and no such tenant shall have exercised such right. Should Specialty Labs exercise its right of refusal to purchase Shelby 4, Purchaser's obligation to purchase Shelby 4 shall terminate but Purchaser's obligation to purchase the remaining Properties shall continue. In such event, Seller shall reimburse Purchaser for its reasonable, direct expenses incurred to third parties in performing its inspections with respect to Shelby 4, not to exceed in the aggregate $20,000.00. Such reimbursement shall occur at the first Closing Date hereunder.

        5.1.11   PILOT Lease Assumptions. For those Properties fee title to which is held by The Industrial Development Board of the City of Memphis and County of Shelby, Tennessee (the "IDB") under the tax abatement program known as the "PILOT Program," Seller shall assign to Purchaser at Closing the PILOT Lease for such Properties and if required, IDB shall have consented to the assignment. Purchaser shall cooperate with Seller in obtaining any required approval from the IDB for assignment to and assumption by Purchaser of the PILOT Lease. Seller's obligation hereunder is conditioned upon Seller's being released by the IDB from Seller's obligations under the respective PILOT Programs applicable to such Properties for periods from and after the Closing.

        5.1.12   Waiver of Prepayment Penalties. It shall be a condition to Seller's obligation to convey Eastpark I and Eastpark II to Purchaser that the holder of the existing mortgages on such Properties agree to waive or eliminate prepayment penalties or charges payable under the mortgage documents. If Seller does not convey Eastpark I and Eastpark II to Purchaser pursuant to this Section 5.1.12, Seller shall reimburse Purchaser for its reasonable, direct expenses incurred to third parties in performing its inspections with respect to Eastpark I and Eastpark II, in an amount not to exceed $25,000.00 in the aggregate.

        5.1.13   Other. Any other condition set forth in this Contract to such party's obligation to close is not satisfied by the applicable date.

        5.2   Effect of Failure of Condition. So long as a party is not in default hereunder, if any condition benefiting such party has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion and except as otherwise provided in Paragraph 4.6: (i) terminate this Contract as to the applicable Property by delivering written notice to the other party on or before the Scheduled Closing Date or other applicable date, (ii) extend the time available for the satisfaction of such condition by up to a total of 10 business days, or (iii) elect to close, notwithstanding the non-satisfaction of such condition. By closing the transaction contemplated by this Contract, Seller and Purchaser shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set out herein with respect to such Property; provided, however that no party shall be deemed to have waived any right with respect to the breach of an express covenant in this Contract by the other party, except with respect to the covenant contained in Section 4.6 above. In no event shall Seller be liable for breach of said covenant unless Seller fails to make a reasonable and diligent effort to obtain and deliver the estoppels as required in Section 4.6 above. If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, at such time, such party may elect to proceed pursuant to either clause (i) or (iii) above.

        5.3   Remedies.

        5.3.1   Seller. Seller's sole and exclusive remedy in the event that Purchaser defaults in its obligation to close this transaction as to any or all of the Properties shall be to terminate this Contract and to retain the Earnest Money or so much thereof as remains unapplied to the purchase price of Properties purchased hereunder prior to such default as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser. The parties acknowledge that Seller's actual damages in the event of a default by Purchaser under this Contract will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages.

        5.3.2   Purchaser. If this transaction fails to close as a result of Seller's default, the Earnest Money shall be returned to Purchaser, and Purchaser shall be entitled to enforce specific performance of Seller's obligation to close this transaction or to pursue any other remedy at law or in equity.

ARTICLE 6: CLOSING

        6.1   Closing. The consummation of the transaction contemplated herein with respect to each Property ("Closing") shall occur on the respective Closing Date through the usual form of deed and money escrow, which the parties shall establish with Escrow Agent. Counsel for the respective parties may execute the escrow instructions, as well as any amendments thereto. In the event of any conflict between the escrow instructions and the provisions of this Contract, as between the parties, the provisions of this Contract shall control.

        6.2   Seller's Deliveries in Escrow. As used in this Section 6.2, the term "Seller" shall mean only the parties constituting Sellers who hold title to the particular Property to be conveyed at such Closing. Not later than one (1) business day prior to each Closing Date, Seller shall deliver in escrow to Escrow Agent the following documents (in form and content reasonably satisfactory to Purchaser) with respect to the particular Property to be purchased on that Closing Date:

        6.2.1   Deed. A special or limited warranty deed (warranting title against any party claiming by, through or under Seller) sufficient to vest title in Purchaser as required in Section 3.2 (the "Deed"), or for those Properties in the PILOT Program, an assignment of the applicable PILOT Lease (the "Assignment of Lease");

        6.2.2   Bill of Sale. A warranty assignment and Bill of Sale, executed by the Seller, assigning, conveying and warranting to Purchaser title to the Tangible Personal Property, free and clear of all liens, claims and encumbrances, other than the Permitted Exceptions;

        6.2.3   General Assignment. An assignment, executed by the Seller, to Purchaser of all right, title and interest of Seller and its agents in and to the Intangible Personal Property;

        6.2.4   Assignment of Service Contracts. An assignment, executed by Seller to Purchaser of those Service Contracts that Purchaser may elect in writing to assume, with the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising in connection with such Service Contracts and relating to the period of time prior to Closing.

        6.2.5   Existing Warranties. Seller shall assign, in accordance with the relevant terms of such guaranties and warranties and at Seller's expense (if any cost is imposed) and obtain any consent required to make such assignment effective against the contractor or supplier or other applicable party, these specific warranties given to Seller that have not expired, in connection with the operation, construction, improvement, alteration or repair of the Property (such warranties, together with any warranties assigned pursuant to the general assignment of Intangible Personal Property provided for in Section 6.2.3, being, collectively, the "Existing Warranties"):

          Warranties on the roofing materials and installation and the HVAC equipment; and

          Warranties under the general construction contract and architect's agreement.

        6.2.6   Deliveries related to construction, to the extent available:

          All original, signed permit cards, including permits for site work and the building;

          The original, executed certificate of occupancy;

          A marked set of drawings and specifications, one (1) reproducible set and one (1) redlined blueprint set reflecting "as built" conditions provided "as builts" were performed for the individual Property; and

          A list (with contact information) of all presently known contractors, subcontractors, and suppliers that performed work at the Properties, including full company name, business address, contact names, and telephone numbers.

        6.2.7   Assignment of Leases. An assignment of the Leases (including all security deposits and/or other deposits thereunder), executed by the Seller, with the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising in connection with such Leases and relating to the period of time prior to Closing, together with the Estoppel Certificates of the Tenants in conformity with Section 4.6 hereof;

        6.2.8   Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

        6.2.9   FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

        6.2.10   Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

        6.2.11   Certificate. A certificate, executed by Seller, certifying to Purchaser that the representations and warranties of Seller contained in this Contract are true and correct as of the Closing Date; and that all covenants required to be performed by Seller prior to the Closing Date have been performed in all material respects. The closing certificate may be updated as necessary to reflect facts which have changed since the Effective Date; however, no such update shall relieve Seller from any liability (which shall survive the Closing) with respect to any breach of a covenant herein;

        6.2.12   Rent Roll. A Rent Roll, prepared as of the Closing Date, certified by Seller in writing to be true, complete and correct, in all material respects, through the Closing Date. Regardless of Seller's provision of the Rent Roll, Purchaser will rely on its lease review findings conducted during the Investigation Period, and/or upon the Tenant Estoppel to test the veracity of the Rent Roll.

        6.2.13   Terminations. Evidence of terminations satisfactory to Purchaser, effective no later than Closing, of the Property Management Agreement and those Service Agreements which Purchaser has elected not to assume; and

        6.2.14   Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder.

        6.3   Purchaser's Deliveries in Escrow. On the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following (in form and content reasonably satisfactory to Seller):

        6.3.1   Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price in accordance with the Closing Agenda and Paragraph 1.7 hereof, plus or minus applicable prorations, in immediate, same day U.S. federal funds wired for credit into Escrow Agent's escrow account;

        6.3.2   Assumption. Execution by Purchaser of the assignments referred to in Sections 6.2.1, 6.2.4 and 6.2.5 above, pursuant to which it assumes certain obligations as provided therein; and agrees to indemnify and defend Seller from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including but not limited to reasonable attorney's fees) arising in connection with Service Contracts or Leases and relating to the period of time subsequent to Closing; and in the case of those Properties which are in the PILOT Program, an assumption of the applicable PILOT Lease containing an indemnity as provided above in this Section 6.3.2.

        6.3.3   Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of real property;

        6.3.4   Obligation to Purchase and Sell Expansion Land. The written obligation of Seller to sell and Purchaser to purchase the tract of land consisting of approximately 18.84 acres (the "Technicolor Expansion Land") adjacent to the Technicolor II Property at the time and upon the terms set out in the attached Exhibit H. The document containing such written obligation shall provide that in the event (A) Purchaser defaults in its obligation to purchase the Technicolor Expansion Land in accordance with such terms on or before January 15, 2010, Seller may, at Seller's election, either: (i) maintain an action for specific performance of Purchaser's obligation to purchase the Technicolor Expansion Land, or (ii) recover as liquidated damages from Purchaser the sum of $50,000.00, together with Seller's attorney fees and costs and (B) Seller defaults in its obligation to sell the Technicolor II Property in accordance with such terms, Purchaser remedies against Seller shall not be limited.

        6.3.5   Obligation to Deed Shelby 18 Parking Improvements and Land ("Shelby 18 Parking Lot"). Seller will convey by Special Warranty Deed approximately 3.18 acres of land as shown on Exhibit L attached hereto, including existing parking lot improvements for about one hundred eighty (180) parking spaces. The Purchase Price for the Shelby 18 Building and Shelby 18 Parking Lot will be allocated as follows: Shelby 18 Building—$13,700,000, plus Shelby 18 Parking Lot $530,000, which equals Shelby 18 Purchase Price of $14,230,000. Seller reserves the right to adjust this allocation. Seller's obligation to convey the Shelby 18 Parking Lot is conditioned upon the recording of a subdivision plat to create a legal lot for the Shelby 18 Parking Lot and Seller's adjoining property. If the plat has not been recorded by the Scheduled Closing Date of Shelby 18, Closing shall be extended until the plat is recorded. Should the cost of creating a legal lot be economically unfeasible, i.e., the cost is over $50,000.00, Purchaser and Seller shall agree on a mutually acceptable agreement in which Purchaser is provided full use and benefit of the parking lot.

        6.3.6   Obligation to Deed Shelby 5 Land. Seller will convey by Quit Claim Deed for the amount of $1.00 the Shelby 5 parking lot, which is located north of and adjoins Shelby 5.

        6.3.7   Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder.

        6.4   Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Contract in the form required by Escrow Agent.

        6.5   Possession. Seller shall deliver possession of the Property or Properties then being purchased to Purchaser at the Closing subject only to the Permitted Exceptions applicable to such Property or Properties.

        6.6   Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Purchaser's property manager or to the Property the following items pertaining to the Property then purchased: the lease files; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, all contracts which are to remain in effect post-closing, and copies of correspondence with tenants and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property not to include, however, the partnership agreements of Seller, tax returns of Seller, investor documents, appraisals, and development pro formas and other confidential information intended for distribution among Seller's partners or investors; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.

        6.7   Notice to Tenants. At Closing, Seller and Purchaser shall each execute, and Purchaser shall deliver to each Tenant immediately after the Closing, a notice regarding the sale in such form as they may reasonably agree, or and as may be required under the applicable Lease or state law.

        6.8   Notice to Vendors. At Closing, Seller and Purchaser shall execute a notice to each of the vendors under the Service Contracts to be assumed by Purchaser, in such form as they may reasonably agree or as may be required under the applicable Service Contract.

        6.9   Closing costs. Closing costs shall be allocated and paid at each Closing as follows:

Cost	Responsible Party
Premium for ALTA Owner's Title Policy extended coverage	Seller
Lender Title Policy premium	Purchaser
Premium for any endorsements	Purchaser
Costs of Surveys	Purchaser to pay subject to maximum charge of $25,000 in the aggregate (Seller to be responsible for any additional cost above $25,000)
Recording Fees & Transfer Tax
(i) Deed	Purchaser
(ii) Instruments to remove encumbrances that Seller is obligated to remove	Seller
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser 1/2 Seller 1/2
Real Estate Sales Commission to Broker	Seller

In the event Purchaser obtains a mortgage loan to finance its purchase of any of the Properties, Purchaser shall bear all expenses associated therewith.

ARTICLE 7: PRORATIONS AND ADJUSTMENTS

        7.1   Prorations. For purposes of calculating prorations for each Closing, Purchaser shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than 30 days after the Closing, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such 30 day period. Items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller. Any amounts not so paid by Seller may be set off against amounts (if any) otherwise due Seller hereunder. The obligations of the parties pursuant to this Section 7.1 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

        7.1.1   Collected Rent. All collected rent (excluding Operating Expense Pass-Throughs) and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of the Closing. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from Tenants that are collected after the Closing unless the Tenant properly identifies the payment as being for a specific item, in the following order: (i) first, to Purchaser's reasonable costs of collection incurred with respect to such Tenant, (ii) second, to Purchaser in payment of the current rent due under such Lease, (iii) third, to Purchaser in payment of delinquent rent due under such Lease for the period from and after the Closing, and (iv) fourth, to Seller in payment of rent coming due and payable prior to the Closing. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Purchaser. Purchaser will make reasonable efforts, without suit, to collect any rents relating to the period before Closing.

        7.1.2   Operating Expense Pass-Throughs. Seller, as landlord under the Leases, is currently collecting from Tenants under the Leases additional rent to cover taxes, insurance, utilities, common area maintenance and other operating costs and expenses (collectively, "Operating Expense Pass-Throughs") in connection with the ownership, operation, maintenance and management of the Property. Seller and Purchaser shall each receive a debit or credit, as the case may be, for the difference between the aggregate Tenants' current account balances for Operating Expense Pass-Throughs and the amount of Operating Expense Pass-Throughs reimbursable to Purchaser. Operating Expense Pass-Throughs for Seller's period of ownership shall be reasonably estimated by the parties if final bills are not available. If Seller was overpaid by any Tenant for the period with respect to any such charges prior to Closing and Purchaser reimburses or credits Tenants therefor, Seller shall remit to Purchaser, within fifteen (15) days after notice and submission of reasonably satisfactory evidence of such overpayment and reimbursement, its allocable share of the overpaid amount. Any item in this Section 7.1.2 that is paid directly by any Tenant pursuant to its Lease shall not be prorated between the parties, and Purchaser shall look to the Tenant to pay such items.

        7.1.3   Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority (and any assessments imposed by private covenant) shall be prorated as of the Closing based upon the most recent tax bills; provided, however, that if the Property has not been assessed on a completed basis but will be for the current tax period, the parties shall estimate such proration based upon an assessed value equal to the Purchase Price. The Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing. Special assessments shall be prorated according to the due dates of installments, with Seller being responsible for installments that become due and payable before the Closing Date, and Purchaser being responsible for installments that become due and payable on or after the Closing Date. If, for the fiscal tax year in which the Closing is held, or any prior year, there are any tax protests filed, or abatement application proceedings pending at any time prior to the Closing with reference to the Property, Seller shall have the right to settle such protests or proceedings as long as such settlement does not include any agreement as to the valuation of the Property for real estate tax purposes for the period after the Closing. Otherwise, Seller shall not settle the same without Purchaser's prior written consent. All amounts recovered as a result thereof, whether by settlement or otherwise, shall, net of attorneys' fees and other expenses, be apportioned as of the Closing for the fiscal tax year in which the Closing is held, and paid, when received, to the parties entitled thereto; provided, however, that to the extent any such amounts are payable to Tenants pursuant to the terms of the Leases, such amounts shall be promptly paid over to such Tenants. The parties agree to execute any papers or take such steps, either before or after any Closing, as may be necessary to carry out the intention of the foregoing. Seller shall be responsible for all taxes and assessments which have accrued prior to Closing with respect to the tenancies of Go/Dan as to the Eastpark I Property, Prime Automotive as to the Eastpark II Property, Midline as to the Shelby 18 Property as well as any vacancies as such may have existed prior to the Closing for all periods up to and upon the Closing Date. Such taxes and assessments as to these Properties and tenancies that are known will be prorated at Closing, or reconciled post Closing upon issuance of the bills. Seller's ability to pursue collection of reimbursements for these taxes as permitted under the existing or prior leases of Go/Dann, Prime Automotive and Midline will not be limited by this Agreement or the Purchaser. This obligation shall survive Closing. Except as expressly provided herein, there shall be no other prorations and Purchaser will accept the Property subject to (i) the liens for county taxes and assessments not yet due and payable, and (ii) liens for city taxes whether or not due and payable.

        7.1.4   Service Contracts. Charges under Service Contracts assumed by Purchaser pursuant hereto shall be prorated as of the Closing Date.

        7.1.5   Utilities. Adjustment for utilities (not including utilities paid directly by Tenants) shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than 30 days before the Closing Date, and such adjustment shall be reprorated when the next utility bills are received. Purchaser shall be responsible for making any deposits required with utility companies. Existing deposits shall be refunded to Seller.

        7.2   Leasing Costs

        7.2.1   Allocation. Leasing commissions, tenant improvement costs, tenant allowances, moving expenses and other out-of-pocket expenses that are the obligation of Seller or landlord under the Leases ("Leasing Costs", which term excludes such costs arising out of renewals, extensions and amendments exercised by the tenant after the Effective Date) shall be allocated between Seller and Purchaser according to whether such costs are incurred with respect to (i) Leases that have been entered into on or before the Effective Date, which costs are the responsibility of Seller; or (ii) Leases that are entered into after the Effective Date which costs shall be allocated to Purchaser. Likewise, Leasing Costs associated with or arising out of a renewal, extension or amendment that is exercised by the tenant on or before the Effective Date shall be the responsibility of Seller, and after the Effective Date shall be the responsibility of Purchaser.

        7.2.2   Closing Adjustment. At Closing, Purchaser shall receive a Closing credit for any Leasing Costs that are the responsibility of Seller that have not been paid; including the cost of uncompleted tenant improvements, and, likewise, Seller shall receive a Closing credit for any Leasing Costs that Seller has paid and that are allocated to Purchaser. If Purchaser is responsible for completing tenant improvements pursuant to the foregoing provisions, at Closing Seller shall assign to Purchaser all contracts (including, without limitation, contracts with contractors, architects or consultants) related to such construction, pursuant to an assignment instrument in form and substance acceptable to Purchaser but without warranty or recourse to Seller, and Seller further shall cause to be delivered to Purchaser at Closing written consents and acknowledgements of such other parties to such contracts consenting to such assignment and otherwise in form and substance acceptable to Purchaser.

        7.3   Tenant Deposits. All tenant security deposits deposited by Tenants (and interest thereon if required by applicable laws or contract to be earned thereon) and not theretofore applied to obligations of such Tenants under the Leases shall be transferred or credited to Purchaser at Closing or placed in escrow if required by applicable laws. As of the Closing, Purchaser shall assume Seller's obligations related to Tenant security deposits transferred or credited to Purchaser at Closing. Purchaser will indemnify, defend, and hold Seller harmless from and against all demands and claims made by Tenants arising out of the transfer or disposition of any security deposits transferred or credited to Purchaser at Closing and will reimburse Seller for all reasonable attorneys' fees incurred or that may be incurred as a result of any such claims or demands as well as for all loss, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by Tenants. In the case of any security deposits held by Seller in the form of letters of credit, such letters of credit, to the extent permitted by the terms thereof, shall be assigned to Purchaser at the Closing. In the case of any such letters of credit which by their terms are not assignable, Seller shall use reasonable efforts to cause the applicable Tenant(s) to replace such letters of credit with ones which are assignable to Purchaser; however, if all such replacement letters of credit are not obtained prior to the Closing, Seller shall deliver such nonassignable letters of credit to Purchaser; shall continue to use reasonable efforts to cause the letters of credit to be reissued to Purchaser and shall use reasonable efforts to assist Purchaser in enforcing its rights with respect to such letters of credit. Seller hereby agrees and covenants that it shall file all tax returns and reports required to be filed prior to the Closing, and shall reasonably cooperate with Purchaser in the filing of tax reports or returns which are to be filed by Purchaser with respect to the Property for the fiscal year in which the Closing occurs.

        7.4   Wages. Purchaser shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing before Closing for employees at the Property or arising from the termination of such employees at or prior to Closing. Purchaser shall not be liable for any obligations accruing before Closing under any union contract or multi-employer pension plan applicable to any such employees or arising from the termination of any such employees at or prior to Closing.

        7.5   Sales Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than C B Richard Ellis (Jack Fraker and Randy Baird) ("Broker"). Pursuant to a separate agreement, Seller shall pay Broker a commission at the Closings hereunder. In the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Contract or the transactions contemplated hereby, each party (the "Indemnifying Party") shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of the Indemnifying Party.

        7.6   Final Adjustment After Closing. In the event that final bills are not available or cannot be issued prior to Closing for any item being prorated under this Article 7, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing.

        7.7   Pre-Closing Expenses. Except as otherwise specifically provided in this Contract, Seller has paid or will pay in full, prior to Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Property and utility charges (except if and to the extent such utility charges are billed directly to Tenants), relating to the period prior to Closing. Except for those Leasing Costs that are the responsibility of Purchaser pursuant to Section 7.2, any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Property (including, but not limited to, Leases) have been or will, by the Closing, be completed and paid for in full.

        7.8   Adjustment for Go/Dan Rent Subsidy. In the event that the existing 234,182 square foot space leased to Go/Dan Industries at Eastpark I ("Go/Dan Space") remains vacant at the time of Closing of this Property, Seller will enter into a "Rent Subsidy Agreement" and make payments in the amount of Sixty-Four Thousand Seven Hundred Fifty Thousand Dollars ($64,750), which consists of $54,058 per month in base rent and a $10,692 per month allowance for expense estimates which includes county property taxes, but does not include city taxes as such are not known at this time which city taxes shall remain Seller's obligation in accordance with Section 7.1.3. Seller will pay at most $64,750 plus the amount of the city taxes attributable to the Go/Dan Space to Purchaser for each month that the Go/Dan Space remains vacant up to a total of six (6) months from the date of the Closing of this property ("Rent Subsidy Period"). The Seller's maximum "Rent Subsidy" obligation will not exceed, under any circumstance, the total amount of Three Hundred Eighty-Eight Thousand Five Hundred Dollars ($388,500) plus the city taxes attributable to this space. The Rent Subsidy will be deposited with Escrow and paid monthly to Purchaser. In the event Go/Dan remains in the space under holdover rent, Seller's obligation will be off-set by the amount of the holdover rent payable by Go/Dan under the Lease for each month that Purchaser receives holdover rent from Go/Dan. By example, if Go/Dan holds over for three (3) months, then the Seller's Rent Subsidy obligation will be reduced monthly by $64,750 plus the city taxes and Escrow will distribute this amount back to Seller for each month Purchaser receives holdover rent from Go/Dan. Further, the "Termination Fee" disclosed in the rent roll will be received and retained by Seller as Seller has relieved Go/Dan of this obligation and the Termination Fee will be paid to the Sellers by the owners of the Tennessee property Panattoni Development is in the process of constructing for Go/Dan.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES

        8.1   Seller's Representations and Warranties. (Each of the parties named as a Seller herein makes the following representations and warranties to Purchaser only with respect to itself and the particular Property owned by such party as shown on Exhibit A.) Seller represents and warrants to Purchaser that:

        8.1.1   Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Contract and to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

        8.1.2   Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Contract. To Seller's knowledge, there is no action or proceeding pending or, to Seller's knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller's ability to execute or perform its obligations under this Contract.

        8.1.3   Leases; Rent Roll. To Seller's actual knowledge, the documents constituting the Leases that are delivered to Purchaser are true, correct and complete copies of all of the Leases affecting the Property, including any and all renewals, extensions, amendments or supplements thereto. To the Seller's actual knowledge, except as disclosed in the Property Information, no Tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date and, to Seller's knowledge, no default or breach exists on the part of any Tenant. With respect to any Lease for which no Tenant Estoppel was delivered to Purchaser before the Closing Date, the following information in the Rent Roll applicable to such Lease is accurate as of the date indicated: delinquent rent; pre-paid rent; and security deposit amount. To the Seller's actual knowledge, no controversy, complaint, negotiation or renegotiation (except any pending negotiations for new Leases or negotiations to extend the term of any existing Lease, all in the normal and ordinary process of owning and operating the Property), proceeding, suit or litigation relating to any Lease, is pending or, to Seller's actual knowledge, threatened.

        8.1.4   Contracts. There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Project, except those contracts disclosed as a part of the Property Information. Seller has not received any written notice alleging that it has failed to timely perform all of the obligations required to be performed by it, nor alleging that Seller is otherwise in default under, any of such contracts.

        8.1.5   Operating Statements. The Operating Statements delivered to Purchaser are in all material respects those used by Seller in the ordinary course of its operation of the Property and have not been specially prepared for transaction.

        8.1.6   Legal Compliance. Seller has not received, nor is aware of, any written notice from any insurance company or underwriter of any defects in the Property that would cause an increase in insurance premiums. Seller has not received any written notices of violations or alleged violations of any building code or other law with respect to the Property which have not been corrected to the satisfaction of the issuer of the notice.

        8.1.7   Condemnation. Seller has no knowledge of any contemplated or pending condemnation or similar proceeding affecting the Property.

        8.1.8   Hazardous Materials. To Seller's knowledge, Seller has not released, generated, produced, stored, treated, processed, transferred or disposed of any Hazardous Materials (as hereinafter defined) on the Property. To Seller's knowledge, except as may be set forth in the Property Information, the Property does not contain Hazardous Materials in quantities that would trigger any notice, cleanup, or other obligation or liability under Environmental Laws. The term "Hazardous Materials" means any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law, and petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas). The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Effective Date of this Contract, together with their implementing regulations, guidelines, rules or orders, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

        8.1.9   Contractors and Suppliers. All contractors, subcontractors, suppliers, architects, engineers, and others who have performed services or labor or have supplied materials in connection with Seller's acquisition, development, ownership, or management of the Property have been paid in full and all liens arising therefrom (or claims which with the passage of time or the giving of notice, or both, could mature into liens) have been satisfied and released.

        8.1.10   ERISA. Seller is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3101 of any such employee benefit plan or plans.

        8.1.11   Disclosure. Other than this Contract, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, the Leases, the Service Contracts and contracts related to Leasing Costs assigned to Purchaser pursuant to this Contract, there are no agreements relating to the Property to which Seller or its agents is a party and which would be binding on Purchaser after the Closing. Seller is not aware of any material inaccuracy or omission in the Property Information delivered pursuant to Section 2.1.

        8.1.12   Other Contracts. Except for this Contract, Seller has not entered into any agreement to dispose of its interest in the Property.

        8.1.13   Seller's Knowledge. Whenever in this initial Contract it is provided that any representation or warranty is based upon the knowledge or actual knowledge of Seller, it shall mean the collective knowledge or actual knowledge (as the case may be) of: Frances Jones, Lori Bluett, Steve Arthur, Al E. Andrews, Jr., John E. Van Valkenburgh and/or Dudley Mitchell, only.

        8.2   Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

        8.2.1   Organization and Authority. Purchaser has been duly organized and is validly existing, and is in good standing in the state in which it was formed. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Contract and at Closing will have the full rights and authority and will have obtained any and all consents required to consummate or cause to be consummated the transactions contemplated hereby. This Contract has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

        8.2.2   Conflicts and Pending Action. There is no contract to which Purchaser is a party or, to Purchaser's knowledge, binding on Purchaser which is in conflict with this Contract. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Contract.

        8.3   Survival of Representations and Warranties. The representations and warranties set forth in this Article 8 are made as of the Effective Date and are remade as of the Closing Date and shall survive the Closing for a period of one year. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, only if Seller or Purchaser as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such one year period.

        8.4   PROPERTY SOLD "AS IS". (As used in this Section 8.4, the term "Property" shall mean all of the Properties.

        8.4.1   Except as is otherwise expressly provided in this Contract, Seller hereby specifically disclaims any warranty concerning: (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser elects to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of the Improvements; (iii) the compliance of the Property or the Improvements or their operation with any laws, rules, ordinances or regulations of any government or other body; and (iv) the operating performance, income and expenses of the Property; and (v) any other matter concerning the Property whatsoever except as expressly set forth in this Contract. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS CONTRACT OR THE CLOSING DELIVERIES MADE BY SELLER PURSUANT TO SECTION 6.2 ("CLOSING DOCUMENTS") THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON A STRICTLY "AS IS" BASIS AS OF THE CLOSING DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.

        8.4.2   PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT FOR THOSE PARTICULAR REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS CONTRACT OR THE CLOSING DOCUMENTS. FURTHER, WITHOUT LIMITATION UPON SELLER'S LIABILITY TO PURCHASER HEREUNDER TO THE EXTENT OF A BREACH OF THE SELLER REPRESENTATIONS, PURCHASER, FOR PURCHASER AND PURCHASER'S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, CERCLA, AS AMENDED BY SARA, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, RCRA, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO, OR AFFECTING, THE PROPERTY.

        8.4.3   PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND OR THE IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON BEHALF OF, SELLER, ITS AGENTS AND EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS CONTRACT.

        8.4.4   UPON CLOSING, WITHOUT LIMITATION UPON SELLER'S LIABILITY TO PURCHASER HEREUNDER TO THE EXTENT OF A BREACH OF THE SELLER REPRESENTATIONS OR A BREACH UNDER THE CLOSING DOCUMENTS, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

        8.4.5   PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 8.4 WERE A MATERIAL FACTOR IN SELLER'S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER'S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS CONTRACT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION 8.4 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

        8.4.6   FOR THE AVOIDANCE OF DOUBT, THE FOREGOING PROVISIONS OF THIS SECTION 8.4 ARE NOT INTENDED TO, AND IN NO EVENT SHALL BE DEEMED TO WAIVE ANY RIGHT OF PURCHASER OR RELEASE ANY PERSON OR ENTITY FROM ANY LIABILITY OR OBLIGATION, UNDER THE "EXISTING WARRANTIES" (AS DEFINED IN SECTION 6.2.5) OR TO RELEASE SELLER FROM ANY LIABILITY OR OBLIGATION UNDER ANY OF THE CLOSING DOCUMENTS.

ARTICLE 9: DAMAGES AND CONDITIONS

        9.1   Risk of Loss. Each Closing shall be effective as of 12:01 A.M. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject, however, to the terms and conditions of Sections 9.2 and 9.3 below.

        9.2   Damage. Seller shall promptly give Purchaser written notice of any damage to any of the Properties, describing such damage, whether such damage is covered by insurance, and the estimated cost of repairing such damage. Seller shall, to the extent possible, begin repairs prior to the Closing. If at Closing the repairs have not been completed, then at Purchaser's election, one (1) of the following shall occur: (a) Seller will remain obligated to complete the repairs after Closing, holding back funds in an amount adequate to cover any unfunded portion of the repair(s) or (b) Purchaser will assume responsibility for completing the uncompleted portion of the repair(s) and Seller will provide Purchaser with cash in an escrow in an amount adequate to cover any unfunded portion of the repair(s), in which instance Purchaser will assume the Seller's responsibility under any work contract and Seller will assign Purchaser the benefit of any warranty for said work, if any such warranty shall exist. Under either (a) or (b), Seller will also provide Purchaser with a credit at Closing for any lost rent that occurs during the repair(s) period. If such damage is material, Purchaser may elect by notice to Seller given within 10 days after Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give Purchaser such 10-day period to respond to such notice) to proceed in the same manner as in the case of damage that is not material or to terminate this Contract as to the particular Property which was damaged. Damage as to any one or multiple occurrences is material if such damage would permit a Tenant to terminate its Lease or the cost to repair the damage, as reasonably estimated by Purchaser, plus lost rent after Closing resulting from the damage, exceeds Five Hundred Thousand and 00/100 dollars ($500,000.00) per Property for Eastpark II, Shelby 4, 5 and 18 and Seven Hundred Fifty Thousand and 00/100 Dollars ($750,00.00) per Property for Eastpark I, Shelby 19 and Technicolor II.

        9.3   Condemnation. Seller shall promptly give Purchaser notice of any eminent domain proceedings that are threatened or instituted with respect to a Property. By notice to Seller given within 10 days after Purchaser receives notice of proceedings in eminent domain that are threatened or instituted by any body having the power of eminent domain with respect to a Property, and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election, Purchaser may terminate this Contract as to the affected Property or proceed under this Contract, in which event at the Closing, Seller shall turn over to Purchaser any award it has received with respect to such taking and shall assign (with any necessary third party consents) to Purchaser its right to any award. During the pendency of this Contract, Seller and Purchaser shall jointly negotiate and deal with the condemning authority in respect of such matter.

ARTICLE 10: MISCELLANEOUS

        10.1 Parties Bound; Assignment. Except as provided in this Section 10.1 and in Section 10.2, neither party may assign this Contract or delegate its duties hereunder without the prior written consent of the other. Purchaser may assign this Contract without release of Purchaser to an affiliate or subsidiary of Purchaser which agrees in writing to assume Purchaser's obligations under this Contract.

        10.2 Section 1031 Exchange. Either party may consummate the purchase and sale of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party's obligations under this Contract; (ii) the exchanging party shall effect the Exchange through an assignment of this Contract, or its rights under this Contract, to a qualified intermediary; (iii) the non-exchanging party shall not be required to take an assignment of the purchase Contract for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the exchanging party shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had the exchanging party not consummated this transaction through the Exchange. The non-exchanging party shall not, by this Contract or acquiescence to the Exchange, have its rights under this Contract affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted that the Exchange in fact complies with § 1031 of the Code. For the avoidance of doubt, Seller intends to conduct this transaction as an Exchange. Any cost or fee charged by the Escrow Agent to conduct such Exchange is the responsibility of Seller.

        10.3 Headings. The article, section, subsection, Section and other headings of this Contract are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

        10.4 Invalidity and Waiver. If any portion of this Contract is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Contract shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Contract shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

        10.5 Governing Law. This Contract shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State in which the Real Property is located.

        10.6 Survival. The provisions of this Contract shall survive the Closing, subject to the express limitations set forth herein.

        10.7 No Third Party Beneficiary. The provisions of this Contract and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Contract or of the documents to be executed and delivered at Closing.

        10.8 Time. Time is of the essence in the performance of this Contract.

        10.9 Confidentiality. Prior to the Closing, neither party shall make any public announcement or disclosure of any information related to this Contract without the specific prior written consent of the other, except for such disclosures to the party's lenders, creditors, tax advisors, regulatory agencies to which the Purchaser is subject, officers, employees and agents as may be incidental to the performance of the party's duties and the exercise of its rights hereunder.

        10.10   Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below. Any such notices shall be either (i) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (ii) sent by facsimile, in which case notice shall be deemed delivered upon transmission of such notice, or (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

Seller:	Purchaser:
[SELLER] c/o Panattoni Development Company 8401 Jackson Road Sacramento, California 95826 Attn: Steve Arthur Telephone: (916) 381-1561 Facsimile: (916) 381-7639	Dividend Capital Operating Partnership LP Attn: Teresa L. Corral 518 17th Street, Suite 1700 Denver, Colorado 80202 Telephone: (303) 226-1470 Facsimile: (303) 228-2201
With a copy to:	With a copy to:
Melody W. Oliver, Esq. Panattoni Law Firm Suite 12 A 1770 Moriah Woods Blvd. Memphis, Tennessee 38117 Telephone: (901) 682-1800 facsimile: (901) 682-5900	Mayer, Brown, Rowe & Maw LLP Attn: Milos Markovic 190 South LaSalle Street Chicago, Illinois 60603 Telephone: (312) 701-7202 Facsimile: (312) 706-8505
Title Company/Escrow Agent:
Fidelity National Title Company Attn: Marja Nickel, Sr. Escrow Officer 8801 Folsom Boulevard, Suite 210 Sacramento, California 95826 Telephone: (916) 386-4000 Facsimile: (916) 386-1311

        10.11   Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Contract and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any exhibits or amendments hereto.

        10.12   Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. in the jurisdiction in which the Property is located.

        10.13   Execution in Counterparts. This Contract may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Contract. To facilitate execution of this Contract, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 10.10 other than facsimile.

        10.14   Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

        10.15   Information and Audit Cooperation. At any time within six (6) months after the Closing, Seller shall allow Purchaser's auditors access to the books and records of Seller and the working papers of Seller's independent auditors, if any, relating to the operation of the Property for three (3) years prior to Closing to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser. In addition, Seller shall provide Purchaser's designated independent auditor(s) a letter signed by Seller regarding the materials delivered to such auditor(s) in the form attached hereto as Exhibit I.

        10.16   Remedies Cumulative. Except as expressly provided to the contrary in this Contract, the remedies provided in this Contract shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

        10.17   Attorneys' Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Contract, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees, incurred in connection with such transaction.

        10.18   Entirety and Amendments. This Contract embodies the entire contract between the parties and supersedes all prior contracts and understandings relating to the Property. This Contract may be amended or supplemented only by an instrument in writing executed by both Seller and Purchaser. Escrow Agent is a party to this Contract only with respect to Exhibit D, and any amendment of Exhibit D shall require the written agreement of Escrow Agent.

        10.19   Board Approval. Purchaser represents that Purchaser has obtained approval of this transaction from the Investment Committee of Dividend Capital Trust, Inc., and the approval of the board of directors of Dividend Capital Trust, Inc., which occurred on December 21, 2004.

        10.20   Shelby 19 Land Option. Sellers will execute and deliver to Purchaser at closing an option (the "Shelby 19 Land Option") to purchase the vacant land consisting of approximately twelve (12) acres (the "Shelby 19 Land") located north of the Shelby 19 Property. This option shall contain the mechanics of the closing, and will reflect a reasonable due diligence period and terms and conditions of the closing. The Shelby 19 Land Option will allow Purchaser to purchase the Shelby 19 Land at any time within seven (7) years following the Closing Date for the Shelby 19 Property at a purchase price equal to $2.00 per square foot of surveyed area. There will be no additional consideration paid to Sellers for granting of the Shelby 19 Land Option. Purchaser may exercise the Shelby 19 Land Option at any time on thirty (30) days' notice. The Shelby 19 Land Option will provide that at any time after the date that is five (5) years after the Closing Date for the Shelby 19 Property, in the event Sellers receive an offer from a bona fide third party for purchase of the Shelby 19 Land that Sellers are willing to accept, Sellers may give notice (an "Offer Notice") to Purchaser, such Offer Notice to state the terms of such third party offer and the price. Purchaser shall have the first right to purchase the Shelby 19 Land on the terms and at the price stated in the Offer Notice. If Purchaser does not elect by written notice to Sellers to purchase the Shelby 19 Land on the terms and at the price stated in the Offer Notice, Sellers may accept the third party offer and the Shelby 19 Land Option shall be deemed terminated. The period of time for Purchaser to respond to an Offer Notice shall be five (5) business days from receipt thereof. If Sellers do not accept the third party offer, the Shelby 19 Land Option shall remain in effect. If after acceptance of the third party offer by Sellers, a sale to the third party or its designee is not consummated within nine (9) months following the date of the Offer Notice, the Shelby 19 Land Option shall be deemed reinstated and continue for the balance of the seven (7) year term, subject to Sellers' right to deliver a subsequent Offer Notice at any time. A memorandum of the Shelby 19 Land Option shall be recorded at Closing, the form of which shall be mutually acceptable to both parties.

        10.21   Technicolor II Roof. By January 7, 2005, or other date mutually agreeable to the parties not to exceed sixty (60) days thereafter, the parties shall agree on a course of action with respect to the Technicolor II roof. If the cost estimate to repair the roof, after anticipated collective contractor, vendor and/or manufacturer reimbursements exceeds $500,000.00, then Purchaser may elect to proceed to Closing and shall receive a credit of $500,000.00 against the Purchase Price and will be responsible for performing the repair work.. If the parties agree on the scope of work to be performed and the cost does not exceed $500,000, then the Seller shall undertake and complete the repairs within a mutually agreeable time frame and pending Purchaser's reasonable acceptance of the repairs, the parties shall proceed with Closing. If the parties are unable to agree on the scope and nature of the repairs by January 7, 2005, as such date may be extended, and Purchaser elects not to proceed with Closing as set forth above, then this Contract shall be deemed to be terminated as to the Technicolor II Property, Seller shall reimburse Purchaser for its due diligence costs for the Technicolor II Property up to $25,000.00 and Purchaser shall have a right of First Refusal on the following terms: should Seller, at any time within twelve (12) months of the termination of the contract as to the Technicolor II Property, elect to offer the Technicolor II Property for sale, Seller shall first notify the Purchaser and Purchaser shall have the first right of refusal to purchase the Technicolor II Property at the purchase price of $30,200,000.00. Purchaser shall have 10 calendar days in which to elect to reinstate this contract for the purchase of the Technicolor II Property. In this instance Purchaser shall deposit $500,000.00 with Escrow, have a thirty (30) day Investigation Period as defined herein and close ten (10) days thereafter. Seller agrees to record a memorandum upon termination evidencing this right, the form of which shall be mutually acceptable to both parties.

SIGNATURE PAGE TO
REAL ESTATE CONTRACT
BY AND BETWEEN
THE ENTITIES NAMED AS SELLER ON PAGE 1 OF THIS CONTRACT
AND
DIVIDEND CAPITAL OPERATING PARTNERSHIP LP

        IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Contract as of the Effective Date.

        Sellers of Property designated herein as "Technicolor II":

PANATTONI HOLDINGS, LLC, a limited liability company
	By:	Carl D. Panattoni
Dated:
Sellers of Property designated herein as "Shelby 4":
MERCY CAPITAL CENTER JOINT VENTURE, a California general partnership
	By:	Carl D. Panattoni, General Partner
	By:	John E. Van Valkenburgh, General Partner
Dated:
Sellers of Property designated herein as "Shelby 4":
MITCHELL INVESTMENTS, LLC, a Tennessee limited liability company
	By:	Dudley Mitchell, Chief Manager
Dated:
Sellers of Property designated herein as "Shelby 5":
VAN VALKENBURGH-SHELBY 5, LLC, a
By:
Dated:
Sellers of Property designated herein as "Shelby 5":
J & C INVESTMENTS, LLC, a California limited liability company
	By:	Charles Kessinger
Title:
Dated:
Sellers of Property designated herein as "Shelby 5":
Charles Kessinger
Dated:
Sellers of Property designated herein as "Shelby 19":
RIEGER-SHELBY 19, LLC, a limited liability company
By:
Dated:
Sellers of Property designated herein as "Shelby 19":
PANATTONI-SHELBY 19, LLC, a limited liability company
	By:	Carl D. Panattoni
Dated:
Sellers of Property designated herein as "Shelby 19":
VAN VALKENBURGH-SHELBY 19, LLC, a limited liability company
	By:	John E. Van Valkenburgh
Dated:
Sellers of Property designated herein as "Shelby 19":
James F. Jordan
Dated:
Sellers of Property designated herein as "Shelby 19":
Susan R. Jordan
Dated:

Sellers of Property designated herein as "Eastpark I":
PVV-5300 HICKORY HILL, LLC, a Tennessee limited liability company
	By:	Panattoni/Van Valkenburgh Joint Venture, Its Manager
		By:	Carl D. Panattoni, General Partner
Dated:
Sellers of Property designated herein as "Eastpark I":
Carl D. Panattoni
Dated:
Sellers of Property designated herein as "Eastpark I":
PANATTONI-5300 HICKORY HILL, LLC, a Tennessee limited liability company
	By:	Carl D. Panattoni, General Partner
Dated:
Sellers of Property designated herein as "Eastpark I":
PANATTONI-5300 HICKORY HILL, LLC, a Tennessee limited liability company
	By:	Carl D. Panattoni, General Partner
Dated:
Sellers of Property designated herein as "Eastpark I":
VAN VALKENBURGHI-5300 HICKORY HILL, LLC, a Tennessee limited liability company
	By:	John E. Van Valkenburgh, Managing Member
Dated:
Sellers of Property designated herein as "Eastpark I":
PML-5300 HICKORY HILL, LLC, a Tennessee limited liability company
	By:	Panattoni/Morrisville, LLC, a Delaware limited liability company, Its Manager
		By:	Panattoni Investments, LLC, a California limited liability company, Its Manager
			By:	Carl D. Panattoni, Trustee of Panattoni Living Trust dated April 8, 1998, Its Managing Member
Dated:
Sellers of Property designated herein as "Eastpark I":
RIEGER-5300 HICKORY HILL, LLC, a Delaware limited liability company
	By:	Rieger Investments, LLC, a Delaware limited liability company, Managing Member
		By:	Jacklyn L. Rieger, Managing Member
Dated:

Sellers of Property designated herein as "Eastpark I":
RICHMOND-EASTPARK 1, LLC, a Tennessee limited liability company
	By:	DeEtte R. Sipos, Co-Trustee, Managing Member
Dated:
Sellers of Property designated herein as "Eastpark II":
PANATTONI-5405 HICKORY HILL, LLC, a Delaware limited liability company
	By:	Carl D. Panattoni, Managing Member
Dated:
Sellers of Property designated herein as "Eastpark II":
VAN VALKENBURGH-5405 HICKORY HILL, LLC, a Delaware limited liability company
	By:	John E. Van Valkenburgh, Managing Member
Dated:
Sellers of Property designated herein as "Eastpark II":
RIEGER-5405 HICKORY HILL, LLC, a Delaware limited liability company
	By:	Jacklyn L. Rieger, Managing Member
Dated:
Sellers of Property designated herein as "Eastpark II":
MITCHELL-5405 HICKORY HILL, LLC, a Delaware limited liability company
	By:	Dudley Mitchell, Chief Manager
Dated:
Sellers of Property designated herein as "Shelby 18":
RIEGER-CITATION DRIVE, LLC, a Delaware limited liability company
	By:	Jacklyn L. Rieger, Managing Member
Dated:
Sellers of Property designated herein as "Shelby 18":
VAN VALKENBURGH-CITATION DRIVE, LLC, a Tennessee limited liability company
	By:	John E. Van Valkenburgh, Managing Member
Dated:
Sellers of Property designated herein as "Shelby 18":
PANATTONI-CITATION DRIVE, LLC, a Delaware limited liability company
	By:	Carl D. Panattoni, Managing Member
Dated:

Purchaser:
DIVIDEND CAPITAL OPERATING PARTNERSHIP LP, a Delaware limited partnership
	By:	Dividend Capital Trust Inc., a Maryland corporation, its general partner
By:
Name:
Title:
Dated:

Escrow Agent has executed this Contract in order to agree that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of Exhibit B hereof.
FIDELITY NATIONAL TITLE COMPANY
By:
Name:
Title:
"Escrow Agent"
Dated:

LIST OF EXHIBITS

A	—	List of Sellers
B	—	Legal Description of Real Property
C	—	Allocation of Purchase
D	—	Escrow Instructions
E	—	Property Information
F	—	Surveyor's Certificate
G	—	Purchaser's Form Estoppel Certificate
H	—	Technicolor II Expansion Land Purchase Obligation
I	—	Form of Audit Letter
J	—	Shelby 5 Roof Report
K	—	East Park II Roof Report
L	—	Drawing of Shelby 18 Parking Lot

EXHIBIT A

Property
Technicolor II 5140 Memphis Oaks Dr.	Panattoni Holdings, LLC, a limited liability company
Shelby 4 4800 Hickory Hill	MERCY CAPITAL CENTER JOINT VENTURE, a California general partnership ("Mercy Capital"), MITCHELL INVESTMENTS, LLC, a Tennessee limited liability company ("Mitchell"),
Shelby 5	VAN VALKENBUGH-SHELBY 5, LLC, a Tennessee limited liability company, J & C INVESTMENTS, L.L.C., a California limited liability company ("VV-Shelby 5") and Charles Kessinger
Shelby 19 5166 Pleasant Hill
RIEGER-SHELBY 19, LLC, a Tennessee limited liability company "Rieger-Shelby 19"), PANATTONI-SHELBY 19, LLC, a California limited liability company ("P-Shelby 19"), VANVALKENBURGH-SHELBY 19, LLC, a Tennessee limited liability company ("VV-Shelby 19"), JAMES F. JORDAN and wife, SUSAN R. JORDAN (collectively "Jordan")
Eastpark I 5300 Hickory Hill
PVV-5300 Hickory Hill, LLC, a Tennessee limited liability company ("PVV"), CARL D. PANATTONI ("CDP"), PANATTONI-5300 HICKORY HILL, LLC, a Tennessee limited liability company ("P-5300"), VAN VALKENBURGH-5300 HICKORY HILL, LLC, a Tennessee limited liability company ("VV-5300"), PML-5300 HICKORY HILL, LLC, a Tennessee limited liability company ("PML-5300"), RIEGER-5300 HICKORY HILL, LLC, a Tennessee limited liability company ("R-5300"), RICHMOND-EASTPARK 1, LLC, a Tennessee limited liability company ("Richmond")
Eastpark II 5405 Hickory Hill
PANATTONI-5405 HICKORY HILL, LLC, a Tennessee limited liability company, ("P-5405"), VAN VALKENBURGH-5405 HICKORY HILL, LLC, a Tennessee limited liability company ("VV-5405"), RIEGER-5405 HICKORY HILL, LLC, a Tennessee limited liability company ("R-5405"), MITCHELL-5405 HICKORY HILL, LLC, a Tennessee limited liability company ("M-5405")
Shelby 18 5155 Citation Drive
RIEGER-CITATION DRIVE, LLC, a Tennessee limited liability company ("Citation"), VAN VALKENBURGH-CITATION DRIVE, LLC, a Tennessee limited liability company ("VV-Citation"), and PANATTONI-CITATION DRIVE, LLC, a Tennessee limited liability company ("P-Citation") (together "Seller")

EXHIBIT B

To Real Estate Contract

LEGAL DESCRIPTION OF REAL PROPERTY

[To be the same as the final surveys and title commitments as approved by the parties]

EXHIBIT C

Allocation of Purchase Price

Property	Cash Purchase Price	Less Loan Assumption (approximate Amount)
Eastpark I	$30,545,000	None
Eastpark II	$11,775,000	None
Shelby 4	$2,080,000	Legacy Banks (approx. $1,480,000)
Shelby 5	$17,940,000	The Prudential Insurance Company of America (approx. $8,277,000)
Shelby 18	$14,230,000	Teachers Insurance and Annuity (approx. $8,149,000)
Shelby 19	$21,245,000	State Farm Life (approx. $12,735,000)
Technicolor 2	$30,200,000	None

Total	$128,015,000

EXHIBIT D

To Real Estate Contract

ESCROW INSTRUCTIONS

        1.     Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Contract occurs, the Escrow Agent shall deliver the Earnest Money into the closing escrow upon the instructions of Purchaser, to be applied against the Purchase Price.

        2.     Termination before Expiration of Inspection Period. Purchaser shall notify the Escrow Agent of the date that the Inspection Period ends promptly after such date is established under this Contract, and Escrow Agent may rely upon such notice. If Purchaser elects to terminate the Contract pursuant to Section 2.3, Escrow Agent shall pay the entire Earnest Money to Purchaser one business day following receipt of a copy of the Inspection Termination Notice from Purchaser (as long as the current investment can be liquidated in one day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent. The Earnest Money shall be released and delivered to Purchaser from Escrow Agent upon Escrow Agent's receipt of a copy of the Inspection Termination Notice despite any objection or potential objection by Seller. Seller agrees it shall have no right to bring any action against Escrow Agent which would have the effect of delaying, preventing, or in any way interrupting Escrow Agent's delivery of the Earnest Money to Purchaser pursuant to this paragraph, any remedy of Seller being against Purchaser, not Escrow Agent.

        3.     Termination after Expiration of Inspection Period. Except as otherwise expressly provided herein, at any time after the expiration of the Inspection Period, upon not less than 5 business days' prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Earnest Money to the party requesting the same; provided, however, that if the other party shall, within said 5 business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

        4.     Interpleader. Subject to paragraph 2 above, in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money's disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent's option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys' fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Contract.

        5.     Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Contract, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Contract or involving negligence on the part of the Escrow Agent.

EXHIBIT E

To Real Estate Contract

PROPERTY INFORMATION

        THE SELLER WILL PROVIDE THE FOLLOWING AS SUCH MAY BE AVAILABLE. THE LACK OF AVAILABILITY OF ANY OF THE FOLLOWING MATERIALS WILL NOT BE CAUSE TO EXTEND OR MODIFY THE PURCHASER'S DUE DILIGENCE PERIOD.

        1.     Tenant lease agreement(s), amendment(s) and material correspondence (if any).

        2.     Tenant financial statements (most recent on file, or readily available for tenant(s) of the property). If tenants are public companies, Purchaser shall be responsible for obtaining financial statements and information on the tenant(s).

        3.     Property operating (income and expense) statements covering the last two (2) years ("Operating Statements"). Copies of bills or invoices will only be provided upon specific written request.

        4.     Tenant rent roll(s) ("Rent Roll").

        5.     Current 12-month operating budget(s).

        6.     Most recent title commitment on file, to include legal description. Seller will order an updated prelim in accordance with the terms of the Letter of Intent or Purchase and Sale Agreement.

        7.     ALTA Survey (if such has been completed).

        8.     Phase I Environmental Assessment (most recent).

        9.     Geotechnical (Soils) Report (most recent).

        10.   Shell and tenant improvement occupancy.

        11.   Shell tenant improvement drawings.

        12.   Building photographs.

        13.   Broker lease listing and/or commission agreements and marketing materials, including statements that evidence any outstanding commission obligations.

        14.   Third-party service agreements and contracts, as applicable, for the following services or systems: landscape maintenance and sweeping, HVAC systems, security, fire protection ("Service Contracts").

        15.   Copies of primary utility bills received since inception, or the last two year(s), for which the Landlord under the lease is responsible for payment, both those expenses reimbursed by tenant and those not, including electricity, gas, water, sewer and refuse collection.

        16.   Property tax statements received within last two (2) years, or if the Property is newer than two years, statements that have been received by the Seller since its ownership.

        17.   Copy of current insurance certificate(s); and any claims made with respect to the Property within the last twenty-four (24) months.

        18.   Copies of any warranties that are valid and assignable, which may include, if applicable, warranties for the general construction of the building, HVAC/mechanical equipment, roof, dock doors, fire suppression equipment, dock levelers.

        19.   Any other document or item that Seller in its discretion deems material to the Property.

        20.   Governmental notice of violations, if any.

EXHIBIT F

To Real Estate Contract

SURVEYOR'S CERTIFICATE

        To: Dividend Capital Operating Partnership LP, a Delaware limited partnership, [name of purchasing entity (if applicable)] and Chicago Title of Colorado, Inc.:

        This is to certify that this map or plat and the survey on which it is based were made on the date shown below of the premises described in                        Title Insurance Company Title Commitment No.             dated                        and in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Survey's," jointly established and adopted by ALTA and ACSM in 1999, as defined therein and includes Items 1, 2, 3, 4, 6, 7(a), 7(c), 8, 9, 10, 11(a), 13, 14, 15 and 16 of Table A thereof, indicates all access easements and off-site easements appurtenant, and meets the accuracy requirements of an Urban Survey, as defined therein.

        The survey correctly shows the zone designation of [insert zone designation] (describe zone designation), according to the current Federal Emergency Management Agency Maps which make up part of the National Flood Insurance Administration Report; Community No.                         , Panel No.             dated                        .

        Except as set forth below, there are no (i) encroachments upon the subject property; (ii) encroachments on adjacent property, streets, easements or alleyways by any improvements on the subject property; (iii) party walls: [Insert exceptions to the above statements or indicate "none"]

        There are no violations of any building set back lines on the subject property, except as shown below: [Insert violations or indicate "none"]

        The subject property has ingress and egress to and from                        , which is a paved and dedicated public right-of-way.

[Surveyor's Name]

By

Date

Registered Land Surveyor No.

Date of Survey:

Date of Revision:

EXHIBIT G

To Real Estate Contract

TENANT ESTOPPEL CERTIFICATE

To:	[ ]

Attention:

Re:	Property Address:	,

, (the "Property")

        The undersigned tenant (the "Tenant") hereby certifies to you as follows:

        1.     Tenant is a tenant at the Property under a lease (the "Lease") dated            , between                        and                         , a true, correct, and complete copy of which, including all amendments thereto and guaranties thereof, is attached hereto as Exhibit A. There are no other agreements, written or oral, affecting or relating to Tenant's lease of the leased premises described in the Lease (the "Premises") or any other portion of the Property.

        2.     Tenant took possession of the Premises, consisting of                        square feet, on                        . The Tenant currently has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises and does not hold the Premises under an assignment or sublease [, except:                         ].

        3.     Tenant has accepted possession of the Premises, and all work to be performed by Landlord for Tenant under the Lease has been performed and has been accepted by Tenant [, except            ]. All allowances to be paid to Tenant have been paid, and there is no construction completed, ongoing, or planned for which Landlord is obligated to reimburse Tenant.

        4.     All base rent and additional rent under the Lease has been paid through                        , 20    . There is no prepaid rent [except             ].

        5.     Base rent is currently payable in the amount of $                        per month.

        6.     Tenant is currently paying estimated payments of additional rent of $                        on account of real estate taxes, insurance, and common area maintenance expenses. Select correct alternative: A Tenant pays its full proportionate share of real estate taxes, insurance, and common area maintenance expenses OR B Tenant pays Tenant's proportionate share of the increase in real estate taxes and insurance over the [base year/base amount] of                        and its full proportionate share of common area maintenance charges OR C                        .

        7.     The amount of security deposit is $            and to Tenant's knowledge none of the security deposit has been applied by the landlord to any obligation under the Lease.

        8.     The Lease term expires on                        , and Tenant has the following renewal or extension option(s) :                        . The renewal or extension options for the following periods have been exercised:                        .

        9.     The Lease is in full force and effect, free from default and, to Tenant's knowledge, from any event which could become a default under the Lease. Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant is not currently entitled to any rent abatement under the Lease.

        10.   The Tenant has the following expansion rights with respect to the Property:                        .

        11.   The Tenant has no rights or options to purchase the Property.

        12.   To the best of the Tenant's knowledge, no hazardous wastes have been generated, treated, stored, or disposed of by or on behalf of the Tenant or anyone else on the Premises.

        13.   The undersigned has executed this certificate with the knowledge and agreement that the undersigned will be bound by the statements contained herein and that they may be relied upon by the addressee, any mortgagee of the Property, and their respective successors and assigns.

        Dated this            day of                        ,             .

By:
Title:

EXHIBIT H

Technicolor II Expansion Land Purchase Obligation

Close of Escrow:	The earlier of that date that is (a) sixty (60) days after the date Technicolor Video Cassette of Michigan, Inc. ("Technicolor") exercises its rights to cause Purchaser as Landlord under the Lease to construct the space necessary for the Purchaser to fulfill the obligations of Lease for the "Expansion Space" as defined in Section 16 of the "Rider" to the Lease, or (b) January 15, 2010.
Land Price:	$2.00 PSF, or One Million Six Hundred Forty Thousand dollars ($1,640,000).
Entitlements:
Seller and Purchaser each agree to cooperate in good faith to negotiate, execute and place the appropriate access and utility easements, rights and privileges upon the subject Technicolor II property and the Seller's adjacent property so that each party may have access and utility benefits as needed to provide functional service to each other's property.
Access Road:
Drive Isle Road—Seller, or current owner of the land west of the subject property, and Purchaser shall share equally the cost necessary to further extend the existing drive isle access that provides access to Holmes Road and is located to the west of the subject building between the subject building and Seller's planned approximate 912,000 square foot building to the planned intersection of Drive Isle and Getwell Access Road ("912 Spec"), such costs to include extending the existing utilities servicing the existing Technicolor II building as well as typical drive improvements ("Drive Isle Costs"). If Technicolor expands per the lease, and Purchaser can include the Seller's 50% share ("Seller's Share") of the Drive Isle Costs in the Expansion Costs of the building, then Seller will not be required to fund Seller's Share of the Drive Isle Costs. However, if Purchaser is not able to obtain a return on the "Expansion Cost" inclusive of the Drive Isle Costs of at least 9.0%, then Seller will remain obligated to fund Seller's Share of the Drive Isle Costs. Seller will be obligated to fund Seller's Share of the Drive Isle Costs once (a) the Purchaser closes on the Expansion Land and initiates construction of the Expansion space and/or (b) Seller commences construction of the 912 Spec building. If Seller commences construction of 912 Spec building, and it is necessary by function of site serviceability or entitlement approval to extend the Drive Isle Road, then Purchaser likewise will be obligated to reimburse Seller for Purchaser's 50% share ("Purchaser's Share") of the Drive Isle Costs. If Seller constructs 912 Spec as part of a building to suit, as is able to incorporate Purchaser's Share of the costs and still retain a 9.0% total return on cost, then Purchaser shall not be obligated to reimburse Seller for Purchaser's Share.

Getwell Access Road—Seller, or current owner of the land West of the subject property, will be responsible for constructing this road in the event Seller, or current owner of the land West of the subject property, proceeds with the construction of the last of the two buildings planned to the west of the subject property, between the subject property and Getwell Road. Should Seller, or current owner of the land west of the subject property, elect not to develop one or both of these buildings, then Seller will have no obligation to construct the Getwell Access Road.
Fee Development:
Purchaser will provide Panattoni Development Company or its affiliates the opportunity to develop the building expansion for Technicolor on a fee basis. Upon close of escrow for the Expansion Land, Purchaser and Panattoni will negotiate in good faith on an exclusive basis to reach mutually agreeable terms of a fee development agreement for the expansion space.

EXHIBIT I

To Real Estate Contract

FORM OF AUDIT LETTER

MATERIALS DELIVERY LETTER

[Auditor]

  Re:
  Property Name and Address

Dear Sirs:

        Dividend Capital Trust has requested PDC Properties, Inc., Property Manager for the undersigned, to furnish you with certain financial statements, materials and documents (the "Materials") with respect to [PROPERTY] (the "Property"). With respect to the Materials, we provide the following:

        1.     Without duty or obligation to confirm the contents of each and every document or statement, and without the obligation or duty of an internal or external audit, we believe we have provided you with complete and accurate information as of the dates stated on each document, to the best of our knowledge.

        2.     These Materials have been prepared by entities we deem reliable, however we cannot be responsible for any inaccuracies presented therein, and you shall accept such Materials on that basis. You are entitled to make your own independent inquiry or investigation of such materials and you expressly waive any and all claims against the undersigned or PDC Properties, Inc., for any cause of action arising from your reliance on the Materials and information provided by PDC Properties, Inc., or the undersigned, with the exception of matters involving fraud or intentional misconduct of PDC Properties, Inc.

        3.     These Materials have been prepared by an affiliated third party property manager that we deem, to the best of our knowledge, to be reliable and we are not aware of and have not knowingly withheld any information that would have a material impact on the Property's Statement of Revenue and Certain Expenses for the year ended                        , 200            .

        4.     We have not received any notices of violations of laws or regulations relative to our operation of the Property, other than as may be disclosed in the Materials provided. We have not knowingly misrepresented the operating facts of the Property, including the expenses and income disclosed in the Materials.

        5.     We have not been informed, nor do we have actual knowledge, of any violation of the underlying service agreements for the Property. We believe PDC Properties, Inc., has acted responsibly in paying all vendors in accordance with the terms of their respective service agreements.

        6.     Dividend Capital Trust and your firm understand that PDC Properties and the undersigned, out of duty to certain individuals and investors, is not providing certain "Confidential Documents". These Confidential Documents include, but are not limited to, tenancy-in-common agreements, partnership or LLC operating agreements, ground leases, promissory notes and development and construction cost proformas and agreements.

        7.     This letter is not to be considered an expansion of the obligations or representations of the undersigned under the Purchase Agreement between the undersigned and Dividend Capital Trust.

Very Truly Yours,

Exhibit J

Shelby 5 Roof Report

Exhibit K

East Park II Roof Report

Exhibit L

Drawing of Shelby 18 Parking Lot

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